                                                                   Exhibit 99.11

                       Media Sciences International, Inc.

    Summary of Modifications to the Offer of Conversion and Consent Statement
                                November 24, 2003

Introduction
------------

This Summary describes the material modifications to the Offer of Conversion and
Consent Statement. The headings, sections, and page numbers referred to below relate to the headings in the Offer of Conversion and Consent Statement, as
amended and supplemented November 24, 2003.

                    Offer of Conversion and Consent Statement
                    -----------------------------------------
Cover Page
----------

1.   The cover page has been revised to clarify that the Offer of Conversion is open to all preferred shareholders, and that accredited investor status is not required to participate in the Offer of Conversion. The following legend has been added as the fourth paragraph:

          This Offer of Conversion is open to all preferred stockholders. You do not have to be an accredited investor to participate in the Offer of
          Conversion.

2.   The sixth paragraph of the cover page has been revised by replacing the phrase "dividend rights, subject to the Company's ability to pay" with the phrase "dividends rights under the certificate of designation, subject to any amendments to the certificate of designation."

3.   The seventh paragraph of the cover page has been revised to include the following sentence:

          Approval of a majority of the outstanding shares of Series A preferred stock, representing 273,751 shares or 50.0001% of the series A class, is required to adopt the proposed amendment.

4.   The date of the Offer of Conversion and Consent Statement at the bottom of the cover page has been revised by inserting the phrase "as amended and supplemented on November 24, 2003" after the language "Dated:
November 3, 2003."

5.   The last sentence of the last paragraph of the cover page has been revised to read as follows:

          This Offer of Conversion and Consent Statement, together with the
          Company's letters to preferred shareholders in connection with the
          Offer of Conversion and Consent, and the Preferred Shareholder
          Election Form, constitute the "Conversion Offer and Consent."

Back Cover Page
---------------

Important Information Regarding the Offer
-----------------------------------------

6.   The second paragraph under this section on the back cover page has been revised by removing the last sentence that had stated:

          By tendering your preferred stock, you represent that you are basing your decision solely on this Offer of Conversion and your own examination of our company and the terms of the proposed exchange, including the merits and risks involved.

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7.   The fourth paragraph under this section on the back cover page has been revised by removing references to the Private Securities Litigation Reform Act through the removal of the following phrase:

          as that term is used in Section 27A of the Securities Act of 1933, as amended ("Securities Act") and Section 21E of the Securities Exchange
          Act of 1934, as amended ("Exchange Act").

Summary Term Sheet
------------------

8.   On page 2, the section subtitled "Preferred Stock to be Exchanged" has been revised to include the subheading "Conversion Rate", and to include the following:

          Conversion rate after adjustment on 12/10/03: expected to remain the same.

9.   On page 2, the section subtitled "Preferred Stock to be Exchanged" has been revised to include the subheading "Dividends", and to include the dividend rate on a per share basis, both as a percentage and dollar amount, and, to include the total dividends that remain accrued and unpaid as of September 30, 2003 on the Company's outstanding preferred stock as a group, and the corresponding per share amount.

10.  On page 2, the section subtitled "Exchange Date" has been revised to clarify that the Company will issue common stock "promptly" after expiration of the offer, rather than "as soon as practicable."

11.  On page 3, the section subtitled "Withdrawal Rights" has been revised to state that a preferred shareholder may withdraw its tender for a period of forty business days from the commencement of the Offer of Conversion to the extent the tendered shares have not yet been accepted

12.  On page 3, the section subtitled "Certain Consequences" has been revised to include the following statement:

          Tendering preferred shareholders as a group would acquire voting control of the Company if all the shares of series A preferred stock are exchanged for common stock pursuant to this Offer of Conversion.
          If that occurs, the preferred shareholders would own approximately
          60.5% of the outstanding common stock after the exchange, while the
          Company's management's beneficial ownership would be reduced from 66%
          to 35.8%. The Company's management would lose the ability, and the tendering preferred shareholders as a group would gain the power, to approve or reject all voting matters presented to the common stockholders requiring majority approval.

13.  On page 4, the section subtitled "Amendment Consent" has been revised to include the following statement:

          Approval of a majority of the outstanding shares of Series A Preferred
          Stock, or 50.0001%, is required to adopt the proposed amendment.

Questions and Answers
---------------------

Should I accept this Offer of Conversion?
-----------------------------------------

14.  On page 4, this Q&A has been revised to include more detail about the
Company's financial condition with respect to dividends and ability to pay dividends on its outstanding preferred shares, and this Q&A now includes cross-references to the sections entitled "Financial Statements" and
"Description of Our Securities - Dividends" which has been revised to discuss, in greater detail, the Company's financial condition with respect to dividends and ability to pay dividends on its outstanding preferred share, including the
Company's history of dividend payments.

                                        2

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What happens if I do not accept the Offer of Conversion?
--------------------------------------------------------

15.  On page 4, this Q&A has been revised to delete a reference to a conversion rate at a "$2 per share level" This Q&A now includes a cross-reference to the new section entitled "Description of Our Securities - Conversion Feature of
Preferred Stock" which explains the mechanics of the conversion feature of the preferred stock.

16.  On page 4, a new Q&A has been added addressing that the adjustment of the conversion rate on December 10, 2003 will likely result in no change from the current conversion rate.

What is the impact of accepting the Offer of Conversion?
--------------------------------------------------------

17.  On page 4, this Q&A has been revised to include an explanation of the accounting treatment of the preferred stock dividends to show why the Company's per share earnings would have increased if all the currently outstanding preferred shares were converted. Additionally, this Q&A has been revised to quantify the dilutive effect of this exchange offer on the Company's future per share earnings due to the additional shares that may be issued to preferred shareholders. In addition, references to July 1, 2002 have been changed to June
30, 2002. This Q&A now includes a cross-reference has been added to the section of the Offer of Conversion and Consent Statement entitled "Financial
Statements."

What are the tax consequences of this conversion?
-------------------------------------------------

18.  On page 5, this Q&A has been revised to include a cross-reference to the section of the Offer of Conversion and Consent Statement entitled "The Offer of
Conversion and Consent-Federal Income Tax Consequences."

Should I consent to the amendment to the Certificate of Designation?
--------------------------------------------------------------------

19.  On page 5, this Q&A has been revised to remove reference to the administration of the preferred as being burdensome and costly. This Q&A now includes a statement that approval of the proposed amendment would facilitate elimination of the preferred class, allowing the Company to use funds that are payable as dividend payments for the Company's operations.

What happens if a majority of the preferred shares consent to the amendment to
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the Certificate of Designation?
-------------------------------

20.  On page 5, this Q&A has been revised to remove reference to the administration of the preferred as being an onerous burden. This Q&A now includes a statement explaining the effects that would occur if shareholders representing a majority of the preferred shares outstanding approve the amendment but less than a majority accept the Offer of Conversion.

What happens if less than a majority of the preferred shares consent to the
---------------------------------------------------------------------------
amendment to the Certificate of Designation?
--------------------------------------------

21.  On page 5, this Q&A has been revised to remove the following language:

          Further, if shareholders representing a majority of the originally issued preferred shares convert or exchange their preferred stock resulting in less than 50% of the originally issued preferred shares being outstanding, including under the Offer of Conversion, all remaining preferred shares will automatically convert at the rate set by the Certificate of Designation, currently a $2 per share conversion rate, and you will not receive future dividends other than the then accrued, but unpaid dividends.

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Summary of Effects on Acceptance
--------------------------------

22.  On page 6, the table appearing under this section of the Summary Term Sheet with Questions and Answers has been revised under the column entitled
"Dividends/Interest and Voting Rights" to change the language from "11.5%, subject to conditions, including lending agreement and Company's ability to pay"
to "$1.15 per share annually, subject to dividend payment limitations placed by the Company's senior lending agreement."

Description of Our Securities
-----------------------------

The Private Placement of Units of Our Securities
------------------------------------------------

23.  On page 8, a new subsection entitled "The Private Placement of Units of Our
Securities" has been added which describes the private placement offering of units pursuant to which the preferred shareholders purchased their preferred stock.

Preferred Stock
---------------

24.  On page 8, this subsection has been revised by adding as paragraph one a paragraph which describes the price at which the preferred stock was issued and the per share dividend amount.

25.  On page 8, the third paragraph of this subsection has been revised by removing the description of the conversion feature of the preferred stock and by creating a separate subsection entitled "Conversion Feature of Preferred Stock."

Conversion Feature of Preferred Stock
-------------------------------------

26.  On page 8, the new subsection entitled "Conversion Feature of Preferred
Stock" discusses the mechanics of the conversion feature and that the recalculation of the conversion rate on December 10, 2003 is likely to have no effect.

Dividends
---------

27.  On page 9, the third paragraph of this subsection has been revised to clarify the annual dividend rate on the preferred stock and to include a per share dividend amount.

28.  On page 9, this subsection has been revised to include more disclosure about the Company's history of dividend payments, whether the Company is currently in default under the terms of its senior lending agreement, as well as whether making dividend payment on the outstanding preferred shares would trigger an event of default under the agreement, and the amount of dividends that remain accrued but unpaid.

Market Information for Our Common and Preferred Stock
-----------------------------------------------------

29.  On page 11, this subsection has been revised to include the weekly high and low closing sales prices for a share of common stock during the current quarterly period through November 21, 2003.

The Offer of Conversion and Consent
-----------------------------------

Expiration Date; Amendment; Termination
---------------------------------------

30.  On page 12, the first paragraph of this subsection has been revised to include the following statement:

          We will not terminate this offer prior to the expiration date.

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31.  On page 12, this subsection has been revised to clarify that the Company will not terminate the offer prior to the expiration date by removing the second paragraph, which has stated:

          We expressly reserve the absolute right, in our sole discretion, to amend the terms of the Offer of Conversion in any manner and to terminate the Offer of Conversion and not accept for exchange preferred stock tendered pursuant thereto.

32.  On page 12, the second paragraph (formerly paragraph three) of this subsection has been revised to clarify that the Company will issue a public announcement of any extension, termination, amendment or modification to the
Offer of Conversion "promptly", rather than "as practicable."

33.  On page 12, the third paragraph of this subsection has been revised to indicate that the Company may extend the Offer of Conversion in the case of an amendment constituting a material change for "up to twenty days" if the offer would otherwise expire during such period.

34.  On page 12, the last paragraph of this subsection has been revised to delete the following sentence:

          Without limiting the manner in which we may choose to make a public announcement of any delay, extension, termination or amendment of the
          Offer of Conversion, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to PR Newswire.

     The following sentence has been added as the last paragraph of this subsection:

          We will inform you of any material information regarding any changes to the Offer of Conversion by first class, certified or overnight mail, or, if you have authorized us to do so, by facsimile or other similar means calculated to reasonably ensure that you receive such information.

Conditions
----------

35.  On page 13, this subsection has been revised by removing from subparagraph
(a) the following phrase as it relates to being a condition of acceptance of tendered shares:

          or materially impair the contemplated benefits of the Offer of
          Conversion to us, or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries.

36.  On page 13, this subsection has been revised by deleting subparagraph (b) as it relates to being a condition of acceptance of tendered shares, which had stated:

          any change or any development involving a prospective change in our business or our financial affairs or in that of any of our subsidiaries has occurred which, in our reasonable judgment, makes it impracticable or inadvisable to proceed with the Offer of Conversion or impair the contemplated benefits of the Offer of Conversion to us;

37.  Former subparagraph (c) now appears as subparagraph (b). On page 13, this subsection has been revised in new subparagraph (b) through the removal of the following language: "or materially impair the contemplated benefits of the Offer of Conversion to us"

38.  Former subparagraph (d) now appears as subparagraph (c).

39.  On page 13, the first sentence of paragraph two of this subsection has been revised by replacing the phrase "and from time to time in our sole discretion"
with the phrase "prior to the expiration of the offer and to the extent we have not accepted your tender."

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40.  On page 13, the second paragraph of this subsection has been revised by deleting a sentence which had stated:

          Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the respective right and each of these rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

41.  On page 13, the second paragraph of this subsection has been revised to clarify that the Company will not assert or waive any conditions of the offer, other than those relating to necessary governmental approvals, subsequent to expiration.

42.  On page 13, the last paragraph of this subsection in subparagraph (3) has been revised to allow for an extension of the exchange offer for up to twenty days.

Procedures for Accepting this Offer of Conversion
-------------------------------------------------

43. On page 14, the last paragraph of subsection has been revised to clarify that any waiver of defects, irregularities, or conditions of tender would apply to all tendered shares by removing from the third sentence of this paragraph the phrase "as to particular shares of preferred stock" and inserting the phrase
"which waiver would apply to all tendered shares."

44. On page 14, the second-to-the-last sentence of this subsection has been revised to clarify that any shares not accepted will be returned "promptly"
rather than "as soon as practicable."

Withdrawal of Acceptance
------------------------

45.  On page 14, the following sentence has been added to the first paragraph of this subsection:

          Additionally, you may withdraw your tender for a period of forty business days from the commencement of this Offer of Conversion to the extent your shares have not yet been accepted.

46.  On page 15, the last paragraph of this subsection has been revised to clarify that any shares not accepted will be returned "promptly" rather than "as soon as practicable."

Effects and Considerations
--------------------------

47.  On page 15, the fourth paragraph of this subsection has been to include additional dividend information.

48.  On page 16, the sixth paragraph of this subsection has been revised by changing the term "current management" to "the Company's officers and directors."

49.  On page 15, a seventh paragraph to this subsection has been added to discuss in greater detail and quantify the effect that the exchange offer could have on the Company's outstanding common shares, as well as on the control of the
Company, should all of the outstanding preferred shares be tendered in the exchange offer.

Certain Securities Laws Consideration
-------------------------------------

50. On page 18, the last paragraph of this subsection has been revised clarify that the Company's commitment to using its best efforts to file a registration statement within thirty days after the completion of the exchange offer.

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Consent to Amend Certificate of Designation
-------------------------------------------

51.  On page 18, this subsection has been revised to include the following statement as the third paragraph:

          Approval of a majority of the outstanding shares of Series A Preferred
          Stock, or 50.0001%, is required to adopt the proposed amendment.

Interests of Directors and Officers
-----------------------------------

52.  On page 18, the first and second paragraphs of this section have been revised to clarify that no director, officer or affiliate of the Company owns any shares of the Company's preferred stock, other than Henry Royer, by virtue of Mr. Royer being the President of Berthel SBIC, LLC, an entity that owns preferred stock, and to include the percentage of the outstanding preferred stock owned by Berthel.

53.  On page 18, the second paragraph of this section has been revised to include
Berthel's percentage ownership of the preferred shares, and that Berthel "is"
eligible to participate in the exchange offer, and has indicated that it will accept the Offer of Conversion and consent to the amendment of the Certificate of Designation.

Financial Statements
--------------------

54.  On page 19, this section has been revised to include the following as the first paragraph:

          Presented below are summarized financial information. For more detailed financial information about the Company, please refer to the
          Company's Annual Report on Form 10-KSB for the year ended June 30,
          2003, and the Quarterly Report on Form 10Q-SB for the quarterly period ended September 30, 2003, copies of which have been furnished to you in connection with the Offer of Conversion.

55.  On page 19, the second paragraph has been revised to change reference to
July 1, 2002 to June 30, 2002.

56.  On page 21, the table entitled "Other Data" has been revised to include information concerning the ratio of earnings to fixed charges in connection with the June 30, 2003 period.

57.  On pages 22 and 23, this section has been revised to include summary financial information in connection with the September 30, 2003 quarterly period.

Incorporation of Certain Documents by Reference
-----------------------------------------------

58.  On page 24, this section has been revised to add the Company's Quarterly
Report on Form 10-QSB to the list of documents incorporated by reference.

59.  On page 24, this section has been revised to remove the following reference:

          We also are incorporating by reference into this Offer of Conversion and Consent Statement all of our filings with the S.E.C., pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from the date hereof until the completion of the Offer of Conversion.

Where You Can Find More Information
-----------------------------------

60.  On page 24, this section has been revised to remove references to public reference facilities at the Commission's New York and Chicago regional offices.

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